EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on November 1, 2010 (the “Effective Date”) by and between Sustainable Environmental Technologies Corporation (the “Company”) and Cynthia Glaser (“Executive”).

WHEREAS, Executive currently is employed by the Company; and

WHEREAS, the parties desire to terminate all prior agreements and understandings regarding Executive’s employment with the Company in favor of this Agreement.

THERFORE, in consideration of the mutual covenants, promises, undertakings, agreements, representations and warranties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby covenant, promise, agree, represent and warrant as follows:

ARTICLE I.

EMPLOYMENT TERMS AND DUTIES

Section 1.1   Employment.  The Company hereby employs Executive as Company’s Controller, Treasurer and Principal Accounting Officer, and Executive hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

1.1.1   Termination of Prior Employment Agreements.  The Company and Executive hereby acknowledge and agree that all prior agreements and understandings between the Executive and the Company are hereby terminated as of the Effective Date without liability to the other in favor of this Agreement.

Section 1.2   Term.  Executive’s employment under this Agreement (“Term”) shall begin on the Effective Date and continue until terminated by Company or Executive as provided for herein.

Section 1.3   Position and Duties.  Executive shall report to the CEO and the audit committee of the Board of Directors. During the Term, Executive shall execute all facets of the CEO’s direction for the Company. During the Term, Executive shall (i) perform his duties to the best of her ability and in good faith, (ii) use her best efforts to promote the interests and success of the Company, (iii) comply fully with the Company’s policies in effect from time to time, (iv) devote the necessary time, attention, skill and energy to the business of the Company; provided, however, that Executive may be active in civic and charitable activities and may manage her personal investments so long as such activities do not materially impair with her duties to the Company.

ARTICLE II.

COMPENSATION AND BENEFITS

Section 2.1    Base Salary.  Executive’s base salary hereunder shall initially be Seventy-Six Thousand Dollars ($76,000) per year (“Base Salary”), as adjusted annually pursuant to Section 2.2. The Base Salary shall be paid, less applicable deductions and required withholdings, in accordance with the Company’s general payroll policies, but in no event less frequently than in equal biweekly installments.

Section 2.2    Performance Based Annual Bonus and Base Salary Increase.  For every year during the Term Executive shall also be entitled to receive an annual bonus and Base Salary increase based on Company annual gross revenue as stated on Schedule 1.

Section 2.3    Benefits.  During the Term, Executive shall receive the employee benefits listed on Schedule 3 attached hereto.

Section 2.4    Reimbursement of Business Expenses, Provision of Business Facilities. During the Term, subject to compliance with the Company’s policies as in effect from time to time, Executive is authorized to incur necessary and reasonable business travel expenses and other business expenses in connection with Executive’s duties, including, but not limited to, cellular telephone, home office equipment and supplies, travel and entertainment. The Company will pay on behalf of Executive (or reimburse the Executive for) all legitimate documented business expenses in accordance with the Company’s policies as in effect from time to time. During the Term, the Company will furnish Executive with office facilities and support, equipment, supplies, and such other facilities and personnel, as the Company deems necessary or appropriate for the performance of Executive’s duties pursuant to this Agreement.

Section 2.5    Indemnification, Insurance and Limitation on Liability.  To be covered under separate agreement.

Section 2.6    Vacation, Paid Holidays, Sick Pay and Paid Time Off.  Executive shall be entitled to; (i)  Two (2) weeks of paid vacation and one (1) week of paid sick leave per year during the Term, subject to such vacation carry-over and payout policies as may be in effect from time to time, (ii) all paid holidays in accordance with Company policies and practices in effect from time to time, including, without limitation, New Year’s Eve, New Year’s Day, President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Eve and Christmas Day, and (iii) sick pay and other paid time off in accordance with the Company’s policies for senior executive officers in effect from time to time.

Section 2.7    Annual Bonus Stock Options.   For every year during the Term, Annual bonus stock options (“Bonus Stock Options”) will be granted to Executive pursuant to the terms of the Company’s 2010 Incentive and Non-statutory Stock Option Plan (or similar plan then in effect) in amounts based on Company annual gross revenue according to Schedule 2. For the Bonus Stock Options, the exercise price will be equal to the closing price of the Company common stock on the date of issuance, the vesting schedule will be monthly, and they will expire in ten years from the date of grant.

ARTICLE III.

TERMINATION

Section 3.1   Termination Upon Death. This Agreement shall terminate upon Executive’s death. In the event of Executive’s death, the Company shall pay to his estate any amounts due hereunder as of the date of his death and shall have no further obligations under this Agreement.
Section 3.2    Termination for Disability.

(a)    In the event that Executive becomes unable to perform his duties under this Agreement due to ill health or physical or mental disability notwithstanding reasonable accommodations made by the Company (as determined by the Company’s Board in good faith) for a period of ninety (90) consecutive days or for an aggregate of one hundred eighty (180) days in any twelve (12) month period, the Company may terminate Executive’s employment under this Agreement. During any period prior to such termination, Executive shall continue to receive all compensation and benefits hereunder despite his inability to perform his duties pursuant to this Agreement because of ill health or physical or mental disability, subject to reduction for any disability benefits he receives under any disability insurance policy or under any state disability program.
(b)    If the Company terminates Executive’s employment for disability as provided in the foregoing clause (a), the Company shall pay Executive any amounts due hereunder through the effective date of such termination and shall have no further obligations under this Agreement, except that the Company shall (i) continue to provide Executive with the same group health insurance and disability as was in force immediately prior to such termination for a period of two (2) years following the effective date of such termination (such health insurance benefits to be provided separately from any rights Executive may have under COBRA, which rights will begin after the expiration of such three year period) and (ii) pay Executive a pro-rated portion of any annual bonus earned for the fiscal year in which such termination occurs, such bonus to be paid when, as and if such bonus would have been paid if Executive’s employment had not been so terminated, No termination of this Agreement shall affect in any way Executive’s rights under any disability insurance policy provided for Executive’s benefit.

Section 3.3    Termination for Cause.

(a)    The Company may terminate Executive’s employment under this Agreement for Cause (as detailed below) as provided in this Section 3.3. No termination of Executive for Cause shall be effective unless and until at least a majority of the Company’s Board determines at a meeting duly called and held upon at least thirty (30) business days written notice to Executive, which notice shall set forth the particulars of the act or omission alleged to constitute Cause, that Executive has engaged in an act or omission which constitutes Cause. Executive shall be permitted to be present at such meeting of the Company’s Board with counsel. For purposes of this Agreement, the term “Cause” shall mean that Executive has (i) engaged in willful gross misconduct related to his duties hereunder, (ii) repeatedly failed to perform duties pursuant to this Agreement, (iii) materially breached this Agreement, or (iv) been convicted of a felony involving moral turpitude.

(b)    Upon the termination of Executive’s employment under this Agreement for Cause, the Company shall pay Executive any amounts due hereunder through the effective date of such termination and shall have no further obligations under this Agreement.

Section 3.4    Termination Without Cause and Resignation for Good Reason.

(a)    The Company may terminate Executives employment at any time without Cause on thirty (30) days prior written notice. In addition, Executive shall have the right to resign at any time with Good Reason (as defined below), on thirty (30) days written notice to the Company. As used in this Agreement, Executive shall be deemed to have resigned for “Good Reason” if she resigns within twenty four (24) months following: (i) a requirement by the Company that Executive relocate to an office that is located more than thirty (30) miles from the Company’s current office, (ii) a sale of all or substantially all of the Company’s outstanding stock (whether by means of a stock sale, merger, consolidation or otherwise, it; as a result of such transaction, the shareholders of the Company prior to such transaction do not own more than 50% of the surviving company in such transaction), (iii) a sale of all or substantially all of the Company’s assets, or (iv) a change of control of the Company.

(b)    In the event that Executive is terminated without Cause or resigns for Good Reason at any time, he shall be entitled to receive (i) any amounts due hereunder through the effective date of such termination or resignation, (ii) a lump sum payment representing six (6) months of Base Salary as severance pay, plus (iii) acceleration of vesting of all Bonuses and Stock Options issued pursuant to Section 2.2 and 2.7.

ARTICLE IV.

CONFIDENTIALITY; COMPANY PROPERTY; ASSIGNMENT OF EMPLOYEE INVENTIONS

Section 4.1    Confidentiality.

(a)    Executive acknowledges that during the Term and as a part of his employment, and subject to the terms of the Company’s PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT, Executive will have access to Confidential Information (as defined below) and that public disclosure of such Confidential Information could have an adverse effect on the Company and its business. As used herein, “Confidential Information” shall mean any material information held as confidential by the Company, regardless of manner of documentation, that is used in the Company’s and the Company’s affiliates’ business, including, without limitations any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs, including object code and source code, computer software and database technologies, systems, structures and architectures, and related processes, formulae, compositions, improvements, devices, inventions, discoveries, concepts, ideas, designs, historical financial information, financial projections and budgets, the names and backgrounds of key personnel, personnel training and techniques and materials. The foregoing notwithstanding, Confidential Information shall not include: (i) information already in Executive’s possession prior to the date of this Agreement unless acquired or obtained from the Company or its affiliates or pursuant to a confidentiality agreement, (ii) information obtained or that was previously obtained by the Executive from a third person who, insofar as is known to the Executive after reasonable inquiry, is permitted to transmit the information to Executive by contractual, legal or fiduciary obligation to the Company or its affiliates; or (iii) information that is, or becomes, generally available to the public other than as a result of a direct or indirect disclosure by the Executive.

(b)    During the Term and subsequent to the termination of this Agreement for any reason, Executive will hold in confidence the Confidential Information and will not disclose the Confidential information, or any portion thereof, to any person, except with the specific prior written consent of the Company or except as otherwise expressly permitted by the terms of this Agreement.

Section 4.2   Company Property.  Executive will not remove from the Company or the Company’s affiliates’ premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). Executive agrees that, as between the Company and Executive, all of the Proprietary Items, whether or not developed by Executive, are the exclusive property of the Company. Upon termination of this Agreement by either party, or upon the request of the Company during the Term,

Executive will return to the Company all of the Proprietary Items in Executive’s possession or subject to Executive’s control, and Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

Section 4.3   Injunctive Relief and Additional Remedy.  Executive acknowledges that the damage that would be suffered by the Company as a result of a breach of the provisions of this Article IV would be irreparable and that an award of monetary damages to the Company for such a breach would be an inadequate remedy. Consequently, the Company will have the right, in addition to any other rights the Company may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Article IV, and the Company will not be obligated to post bond or other security in seeking such relief.

Section 4.4   Covenants of this Article IV are Independent Covenants.  Executive’s covenants in Article IV are independent covenants and the existence of any claim by Executive against the Company or any of its affiliates under this Agreement or otherwise will not excuse Executive’s breach of any covenant in this Article IV, If Executive’s employment pursuant to this Agreement expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of Executive in this Article IV.

ARTICLE V.

GENERAL PROVISIONS

Section 5.1   Representations and Warranties by Executive.  Executive represents and warrants to the Company that the execution and delivery by Executive of this Agreement does not, and the performance by Executive of Executive’s obligations pursuant to this Agreement will not, with or without the giving of notice or the passage of time, or both (i) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to Executive; or (ii) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which Executive is a party or by which Executive is or may be obligated.

Section 5.2   Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative, Neither the failure nor any delay by either party in exercising any right, power, or privilege pursuant to this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right resulting from this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation f the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable, except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take additional action without notice or demand as provided in this Agreement.

Section 5.3   Binding Effect; Delegation of Duties Prohibited.  This Agreement shall inure to the benefit of and shall obligate the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred. In. the event of any merger of the Company with any other legal entity in which the Company is not the surviving corporation or in the event of a sale of all or substantially all of the assets of the Company, this Agreement shall be binding upon the surviving corporation or the purchaser of such assets and the Company shall take all necessary steps to ensure that such successor or purchaser expressly assumes in writing the obligations of the Company hereunder and confirms in writing to Executive that such successor or purchaser shall honor and perform all of the obligations of the Company hereunder (it being understood that the successor or purchaser shall have such responsibilities and obligations even if it does not sign such an express agreement). The duties and covenants of Executive pursuant to this Agreement are personal and may not be delegated.

Section 5.4   Notices.  All notices, requests, demands Or other communications pursuant to this Agreement shall be in writing or by telex or facsimile transmission and shall be deemed to have been duly given (i) on the date of service if delivered in person or by telex or facsimile machine transmission (with the telex or facsimile confirmation of transmission receipt acting as confirmation of service when sent, provided that telexed or telecopied notices are also mailed by first class, certified or registered mail, postage prepaid); or (ii) seventy-two (72) hours after mailing by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

If to Executive:	Cynthia Glaser 2318 Gardi St Bradbury, CA 91008-1212 Telephone: 626.487.2582

If to the Company:	SET Corp 2377 W. Foothill Blvd. Suite #18 Upland, CA. 91786 Telephone: 435.608.1344 Facsimile: 888.608.1344

or at such other address as the party affected may designate in a written notice to such other party in compliance with this Section 5.4.

Section 5.5   Agreement; Amendments.  This Agreement and the agreements relating to the Options referred to herein constitute the entire agreement among the parties with respect to (i) the employment relationship by and among the Company and Executive, and (ii) the terms and conditions of all other relationships by and among the Company, in any capacity, and Executive, in any capacity and supersede all prior agreements and understandings, oral or written, among the parties hereto with respect thereto. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

Section 5.6   Governing Law.  This Agreement will be governed by the laws of the State of California, without regard to conflicts of laws principles.

Section 5.7   Jurisdiction.  Any action or proceeding seeking to enforce any provision of; or based on any right arising out of, this Agreement shall be brought against either of the parties in the courts of the State of California, County of San Bernardino, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

Section 5.8   Section and Article Headings; Construction. The headings of sections and articles in this Agreement are provided for convenience only and will not affect their construction or interpretation. All references to “section” or “sections” and “article” or “articles” refer to the corresponding section Or sections and article or articles of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require, unless otherwise expressly provided, the word ‘including” does not limit the preceding words or terms. As used in this Agreement, the term “person” shall include any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

Section 5.9   Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect My provision of this Agreement determined to be invalid or unenforceable only in part will remain in full force and effect to the extent not determined to be invalid or unenforceable.

Section 5.10   Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the seine agreement.

Section 5.11   Attorneys’ Fees and Costs.  If arty legal action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entice contract.

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Schedule 1

Annual Base Salary Increase Table

Annual Company Gross Revenue $0 - $4,999,999 $5,000,000 - $9,999,999 $10,000,000 - $14,999,999 greater than $15,000,000	Permanent Increase to Base Salary* $0 $95,000 $125,000 $175,000

* The annual Base Salary increases are not cumulative for a given fiscal year.

Annual Cash Bonus Table

Annual Company Gross Revenue $2,000,000 - $4,999,999 $5,000,000 -$7,999,999 $8,000,000 - $10,999,999 $11,000,000 - $14,999,999 greater than $15,000,000	Cash Bonus* (% of Annual Salary in effect during the subject fiscal year) 6% 7% 9% 11% 13%

* The annual bonuses are not cumulative for a given fiscal year.

Schedule 2

Annual Bonus Stock Option Table

Gross Revenue $2,000,000 - $4,999,999 $5,000,000 - $7,999,999 $8,000,000 - $10,999,999 $11,000,000 - $14,999,999 greater than $15,000,000	Stock Option Bonus* 125,000 250,000 500,000 750,000 1,000,000

* The Bonus Stock Options are not cumulative for a given fiscal year.

Schedule 3

Benefits

A monthly telecommunication allowance; which shall cover cell phones, wireless cards, Internet, etc.

Such other benefits as may be made available from time to time by the Company to other senior executives or to other employees of the Company generally, including, without limitation, participation in a 401(k) plan, employee stock purchase plan or other profit sharing plan as and when any such plan is adopted by the Company.

[Signature Page to Employment Agreement]

IN WITNESS WHEREOF the parties have executed this Employment Agreement effective as of the date specified in the preamble of this Agreement.

“COMPANY”	“EXECUTIVE”

Sustainable Environmental Technologies Corporation a California corporation

By: /s/ Bob Glaser	/s/ Cynthia Glaser
Bob Glaser	Cynthia Glaser
Its: Chief Executive Officer